Exhibit 99.1

Press Release

CONTACT:

Kimball Chapman

Investor Relations

Tel: (813) 313-1840

investorrelations@cott.com

COTT ANNOUNCES APPOINTMENT OF NEAL CRAVENS

AS CHIEF FINANCIAL OFFICER

TORONTO, ON and TAMPA, FL – August 20, 2009 – Cott Corporation (NYSE:COT; TSX:BCB) today announced the appointment of Neal Cravens as its Chief Financial Officer, effective September 8, 2009.

Mr. Cravens comes to Cott with extensive experience gained in senior finance positions in both public and private companies. Mr. Cravens held a variety of roles during his 23-year tenure at Seagram Company Ltd., including Senior Vice President of Finance, Chief Accounting Officer and Vice President of Planning, Mergers and Acquisitions. He also served as Executive Vice President and Chief Financial Officer of Seagram’s Tropicana and Universal Music Group divisions. While at Seagram, Mr. Cravens had responsibility for SEC reporting, managing credit facilities, conducting equity and debt financings, and strategic initiatives.

More recently, Mr Cravens has served in the Chief Financial Officer role for several private companies, including the largest U.S. consumer products broker, whose clients included some of Cott’s key retailer partners.

“We are pleased to welcome Neal, who brings extensive domestic and international business experience to our team,” said Jerry Fowden, Cott’s Chief Executive Officer. “We are confident in Neal’s abilities to continue to build the strength of our financial organization and drive profitable and disciplined growth for Cott in the years to come.”

Cott also announced today that Juan Figuereo will step down as Cott’s CFO upon Mr. Cravens’s appointment, but added that Mr. Figuereo will stay on to complete a smooth and efficient transition.

“We are thankful for the enormous contribution Juan made during a period of intense change for our company,” Mr. Fowden continued. “Juan helped get Cott back on track during a difficult period, driving improvements in our operating processes and accounting controls, supporting the execution of our refocus plan and strengthening our capital structure.”

Commenting on the recent changes, Board Chairman David Gibbons said, “I look forward to Neal joining the Cott management team as they continue the successful implementation of the refocus plan and I thank Juan for his many contributions to Cott.”

Press Release

About Cott Corporation

Cott Corporation is one of the world’s largest non-alcoholic beverage companies and the world’s largest retailer brand soft drink company. With over 2,800 employees, the Company operates bottling facilities in the United States, Canada, the United Kingdom and Mexico. Cott markets non-alcoholic beverage concentrates in over 60 countries around the world.

Website: www.cott.com

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